UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2022

Barings BDC, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	814-00733 (Commission File Number)	06-1798488 (I.R.S. Employer Identification No.)

300 South Tryon Street, Suite 2500 Charlotte, North Carolina (Address of principal executive offices)	28202 (Zip Code)

Registrant’s telephone number, including area code: (704) 805-7200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BBDC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As previously disclosed, on September 21, 2021, Barings BDC, Inc., a Maryland corporation (the “Company”), entered into the Agreement and Plan of Merger (the “Merger Agreement”) with Mercury Acquisition Sub, Inc., a Maryland corporation and a direct wholly owned subsidiary of the Company (“Acquisition Sub”), Sierra Income Corporation, a Maryland corporation (“Sierra”), and Barings LLC, a Delaware limited liability company and the investment adviser of the Company (the “Adviser”). The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) Acquisition Sub will merge with and into Sierra (the “First Merger”), with Sierra as the surviving corporation (the “Surviving Corporation”), and (ii) following the completion of the First Merger, the Surviving Corporation will merge with and into the Company (the “Second Merger” and, together with the First Merger, the “Merger”), with the Company surviving the Merger.

On February 25, 2022, upon the terms and subject to the conditions set forth in the Merger Agreement, the Merger was completed. At the effective time of the First Merger (the “Effective Time”), the separate corporate existence of Acquisition Sub ceased, and Sierra survived the First Merger as a wholly owned subsidiary of the Company. Following the completion of the First Merger, Sierra merged with and into the Company, with the Company surviving the Second Merger.

The foregoing description of the Merger Agreement is a summary only and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is incorporated by reference as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated Investment Advisory Agreement

On February 25, 2022, following the closing of the Merger, the Company entered into a second amended and restated investment advisory agreement (the “New Barings BDC Advisory Agreement”) with the Adviser. A description of the New Barings BDC Advisory Agreement is set forth in “The Merger—Terms of Second Amended and Restated Investment Advisory Agreement” in the Company’s joint proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on December 28, 2021. The New Barings BDC Advisory Agreement will increase the current hurdle rate from 2.0% to 2.0625% per quarter (or from 8.0% to 8.25% annualized) (the “Hurdle Rate Increase”) and therefore will increase the catch-up amount that is used in calculating the income incentive fee to correspond to the Hurdle Rate Increase. All other terms and provisions of the existing amended and restated investment advisory agreement between the Company and the Adviser, including with respect to the calculation of the other fees payable to the Adviser, remain unchanged under the New Barings BDC Advisory Agreement.

The foregoing description of the New Barings BDC Advisory Agreement, as set forth in this Item 1.01, is a summary only and is qualified in its entirety by reference to the text of the New Barings BDC Advisory Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Credit Support Agreement

On February 25, 2022, promptly following the closing of the Merger, the Company and Adviser entered into a Credit Support Agreement (the “Credit Support Agreement”) pursuant to which the Adviser agreed to provide credit support to the Company in the amount of up to $100.0 million relating to the net cumulative realized and unrealized losses on the acquired Sierra investment portfolio over the next 10 years. A summary of the material terms of the Credit Support Agreement are as follows:

•
The Credit Support Agreement covers all of the investments acquired by the Company from Sierra in the Merger and any investments received by the Company in connection with the restructuring, amendment, extension or other modification (including the issuance of new investments) of any of the investments acquired by the Company from Sierra in the Merger (collectively, the “Reference Portfolio”).

•
The Adviser has an obligation to provide credit support to the Company in an amount equal to the excess of (1) the aggregate realized and unrealized losses on the Reference Portfolio less (2) the aggregate realized and unrealized gains on the Reference Portfolio, in each case from the date of the closing of the Merger through the Designated Settlement Date (up to a $100.0 million cap) (such amount, the “Covered Losses”). For purposes of the Credit Support Agreement, “Designated Settlement Date” means the earlier of (1) April 1, 2032 and (2) the date on which the entire Reference Portfolio has been realized or written off. No credit support is required to be made by the Adviser to the Company under the Credit Support Agreement if the aggregate realized and unrealized gains on the Reference Portfolio exceed realized and unrealized losses of the Reference Portfolio on the Designated Settlement Date.

•
The Adviser will settle any credit support obligation under the Credit Support Agreement as follows. If the Covered Losses are greater than $0.00, then, in satisfaction of the Adviser’s obligation set forth in the Credit Support Agreement, the Adviser will irrevocably waive during the Waiver Period (as defined below) (1) the incentive fees payable under the New Barings BDC Advisory Agreement (including any incentive fee calculated on an annual basis during the Waiver Period), and (2) in the event that Covered Losses exceed such incentive fee, the base management fees payable under the New Barings BDC Advisory Agreement. The “Waiver Period” means the four quarterly measurement periods immediately following the quarter in which the Designated Settlement Date occurs. If the Covered Losses exceed the aggregate amount of incentive fees and base management fees waived by the Adviser during the Waiver Period, then, on the date on which the last incentive fee or base management fee payment would otherwise be due during the Waiver Period, the Adviser shall make a cash payment to the Company equal to the positive difference between the Covered Losses and the aggregate amount of incentive fees and base management fees previously waived by the Adviser during the Waiver Period.

•
The Credit Support Agreement and the rights of the Company thereunder shall automatically terminate if the Adviser (or an affiliate of the Adviser) ceases to serve as the investment adviser to the Company or any successor thereto, other than as a result of the voluntary termination by the Adviser of its investment advisory agreement with the Company. In the event of such a voluntary termination by the Adviser of the then-current investment advisory agreement with the Company, the Adviser will remain obligated to provide the credit support contemplated by the Credit Support Agreement. In the event of a non-voluntary termination of the advisory agreement or its expiration (due to non-renewal by the Board of Directors of the Company (the “Board”)), the Adviser will have no obligations under the Credit Support Agreement.

The Credit Support Agreement is intended to give stockholders of the combined company downside protection from net cumulative realized and unrealized losses on the acquired Sierra portfolio and insulate the combined company’s stockholders from potential value volatility and losses in Sierra’s portfolio following the closing of the Merger. There is no fee or other payment by the Company to the Adviser or any of its affiliates in connection with the Credit Support Agreement. Any cash payment from the Adviser to the Company under the Credit Support Agreement will be excluded from the combined company’s incentive fee calculations under the New Barings BDC Advisory Agreement.

The foregoing description of the Credit Support Agreement, as set forth in this Item 1.01, is a summary only and is qualified in its entirety by reference to the text of the Credit Support Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information in this Current Report on Form 8-K set forth under the Introductory Note and under Item 1.01 is incorporated by reference into this Item 2.01.

As described above, the Merger closed on February 25, 2022. In accordance with the terms of the Merger Agreement, at the Effective Time, each share of Sierra common stock, par value $0.001 per share (the “Sierra Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Sierra Common Stock issued and outstanding immediately prior to the Effective Time that were held by a subsidiary of Sierra or held, directly or indirectly, by the Company or Acquisition Sub) was converted into the right to receive (i) an amount in cash from the Adviser, without interest, equal to $0.9783641, and (ii) 0.44973 shares of the Company common stock, par value $0.001 per share (the “Company Common Stock”), plus any cash in lieu of fractional shares. As a result of the Merger, former Sierra stockholders will receive approximately 46.0 million shares of Company Common Stock for their shares of Sierra Common Stock.

The Board affirms its commitment to purchase in open-market transactions, pursuant to Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and subject to the Company’s compliance with its covenant and regulatory requirements, shares of Company Common Stock in an aggregate amount of up to $30,000,000 at then-current market prices at any time the shares of Company Common Stock trade below 90% of the Company’s then most recently disclosed net asset value per share during the 12-month period commencing on April 1, 2022.

The foregoing description of the Merger Agreement is a summary only and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is incorporated by reference as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective immediately after the closing of the Merger, the Board increased the size of the Board from eight directors to 10 directors and appointed Steve Byers and Valerie Lancaster-Beal, both former directors of Sierra who were selected by the Company, to fill the vacancies created by the expansion of the Board. Mr. Byers and Ms. Lancaster-Beal have been appointed as Class II directors of the Company to serve the remainder of the full term of such Class II directorships. The Board also appointed Mr. Byers and Ms. Lancaster-Beal to the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee of the Board.

The appointment of Mr. Byers and Ms. Lancaster-Beal was made pursuant to the requirements of the Merger Agreement but was not otherwise made pursuant to any arrangement or understanding between Mr. Byers or Ms. Lancaster-Beal and any other person. Further, with regard to Mr. Byers and Ms. Lancaster-Beal, there are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company is a participant that would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

Item 7.01.	Regulation FD Disclosure.

On February 25, 2022, the Company issued a press release announcing the completion of the transactions contemplated by the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 hereto.

The information furnished pursuant to this Item 7.01, including the related exhibit, shall not be deemed “filed” for purposes of the Exchange Act or otherwise subject to the liabilities of such section, nor shall such information or exhibits be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing by the Company with the SEC.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses or funds acquired

The information required by Item 9.01(a) of Form 8-K, including the financial statements required pursuant to Rule 6-11 of Regulation S-X, was previously included or incorporated by reference in the Company’s prospectus dated December 28, 2021 (the “Prospectus”), as filed under the Securities Act with the SEC on December 28, 2021 and, pursuant to General Instruction B.3 of Form 8-K, is not included herein.

(d) Exhibits

Exhibit No.	Description

2.1*
Agreement and Plan of Merger, dated as of September 21, 2021, by and among Barings BDC, Inc., Mercury Acquisition Sub, Inc., Sierra Income Corporation and Barings LLC (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 22, 2021).

10.1	Second Amended and Restated Investment Advisory Agreement, dated February 25, 2022, by and between Barings BDC, Inc. and Barings LLC.

10.2*	Credit Support Agreement, dated February 25, 2022, by and between Barings BDC, Inc. and Barings LLC.

99.1	Press Release, dated February 25, 2022.

* Exhibits and/or schedules to this Exhibit have been omitted in accordance with Item 601(b)(2) of Regulation S-K or Item 601(b)(10) of Regulation S-K, as applicable. The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARINGS BDC, INC.

By:	/s/ Jonathan Bock
Jonathan Bock
Chief Financial Officer

Date: March 3, 2022